UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2013

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400, Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On June 3, 2013, David Samuels, the Executive Vice President of Strategic Development and General Counsel of EnerNOC, Inc. (the “Company”), notified the Company that he was resigning as an officer effective June 11, 2013 in order to pursue another professional opportunity as Chief Strategy Officer for a Boston-based technology company. Mr. Samuels will remain employed by the Company as a special advisor until on or around June 14, 2013 in order to assist the Company with this transition. After the termination of his employment, Mr. Samuels will join the Company’s Strategic Advisory Board as Chairman.

Item 8.01	Other Events.

On June 6, 2013, the Company entered into an employment offer letter to hire and retain Matthew J. Cushing as General Counsel and Vice President of the Company. Pursuant to the terms of the Offer Letter, Mr. Cushing’s employment with the Company will begin on June 11, 2013, and he will be employed on an at-will basis.

Mr. Cushing, 43, has served as the Senior Vice President and General Counsel of Acme Packet, Inc., a provider of session delivery network solutions, from August 2012 until May 2013 when it was acquired by Oracle Corporation. Prior to that, Mr. Cushing was a Partner at the law firm of Bingham McCutchen LLP from January 2003 to August 2012. Mr. Cushing received his B.A. from College of the Holy Cross and his JD from Fordham University School of Law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: June 7, 2013	By:	/s/ Neil Moses
	Name:	Neil Moses
	Title:	Chief Financial Officer